AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000
                             REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          GBI CAPITAL MANAGEMENT CORP.
             (Exact Name of Registrant as Specified in its Charter)

                               FLORIDA 65-0701248
        (State of Incorporation) (I.R.S. Employer Identification Number)

                               1055 Stewart Avenue
                               Bethpage, NY 11714

                                 (516) 470-1000

          (Address and telephone number of principal executive offices)

                     Joseph Berland, Chief Executive Officer
                     and Chairman of the Board of Directors

                          GBI Capital Management Corp.
                               1055 Stewart Avenue
                               Bethpage, NY 11714

                                 (516) 470-1000

            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                             David Alan Miller, Esq.
                              Peter M. Ziemba, Esq.

                            Graubard Mollen & Miller
                                600 Third Avenue

                            New York, New York 10016
                                 (212) 818-8800

                           (212) 818-8881 - Facsimile

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
_____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                              ---------------------

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
                       please check the following box. |_|

                              ---------------------

                                              CALCULATION OF REGISTRATION FEE



                                                           Proposed               Proposed
                                                           Maximum                Maximum                    Amount of
     Title of Shares to be          Amount to be        Offering Price       Aggregate Offering            Registration
           Registered                Registered         Per Share (1)             Price (1)                   Fee
     ---------------------          ------------        --------------       ------------------            ------------

Common Stock, $.0001 par               190,000               $3.00                $570,000                  $150.48
value

         TOTAL FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 150.48

================================

(1) Based upon the market price of the Common Stock, as reported by The American Stock Exchange LLC, on May 24, 2000, in accordance with Rule 457(c) of the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      (ii)

         THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. NONE OF THE SELLING STOCKHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                       SUBJECT TO COMPLETION, MAY 26, 2000

Prospectus

                          GBI CAPITAL MANAGEMENT CORP.

                         190,000 SHARES OF COMMON STOCK

         This prospectus relates to up to 190,000 shares of common stock of GBI Capital Management Corp. that may be offered for resale for the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 11.

         Our common stock is traded on the American Stock Exchange under the symbol GBC. On May 24, 2000 the last reported sale price of our common stock was $3.00.

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ __, 2000.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                  PAGE

Business Summary...................................3
Risk Factors.......................................4
Use of Proceeds....................................10
Selling Stockholders...............................11
Plan of Distribution...............................11
Legal Matters......................................12
Experts............................................12
Where You Can Find Additional Information..........12

                  ---------------------------------------------


         GBI CAPITAL MANAGEMENT CORP., REFERRED TO IN THIS PROSPECTUS AS WE OR US, IS A HOLDING COMPANY ENGAGED IN THE RETAIL AND INSTITUTIONAL SECURITIES BROKERAGE BUSINESS AND PROVIDES INVESTMENT BANKING AND RESEARCH SERVICES THROUGH GAINES, BERLAND INC., OUR PRIMARY OPERATING SUBSIDIARY, WHICH WE REFER TO AS GAINES BERLAND.

         WE WERE INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA ON FEBRUARY 5, 1996. GAINES BERLAND WAS INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK IN AUGUST 1983. GAINES BERLAND BECAME OUR WHOLLY-OWNED SUBSIDIARY ON AUGUST 24, 1999 PURSUANT TO A MERGER WITH FHGB ACQUISITION CORPORATION, OUR WHOLLY-OWNED SUBSIDIARY, WITH GAINES BERLAND SURVIVING THE MERGER. OUR EXECUTIVE OFFICES ARE LOCATED AT 1055 STEWART AVENUE, BETHPAGE, NEW YORK. OUR TELEPHONE NUMBER IS
(516) 470-1000.

                                BUSINESS SUMMARY

         We are engaged in the retail and institutional securities brokerage business and provide investment banking and research services through Gaines Berland. Gaines Berland's business activities consist primarily of retail sales and trading of exchange listed and over-the- counter equity securities, options and mutual funds, as well as investment banking and research services. Gaines Berland is currently licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico, and operates primarily from its headquarters in Bethpage, New York. Gaines Berland also maintains branch offices in California, New York and Florida.

         Most of our revenues in the last several years have been generated from our retail business. We charge commissions to our individual and institutional clients for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter market. When we receive a buy or sell order for a security in which we make a market, we may act as a principal and purchase from, or sell to, our customers the security on a disclosed basis at a price set in accordance with applicable securities regulations.

         We also generate investment banking revenues principally from managing or co-managing public offerings of equity securities and from fees for providing investment banking and corporate finance consulting services. In the corporate finance area, we have been active as an underwriter or selling group member in numerous public equity transactions since 1994.

         We also seek to realize investment gains by purchasing, selling and holding securities for our own account on a daily basis. We trade as principal in domestic equity and equity-related securities both on exchanges and in the over-the-counter market. We also engage for our own account in the arbitrage of securities. Our arbitrage activities involve purchasing securities at discounts from the value that we believe will be realized upon a later sale of those securities.

         Our research activities, which historically were focused primarily on the energy industry, now also include the review and analysis of general market conditions and other industry groups; the issuance of in-depth written reports of companies, with recommendations on specific actions to buy, sell or hold; the furnishing of information to retail and institutional customers; and responses to inquiries from customers and account executives. Gaines Berland also utilizes the services of its clearing broker, Bear Stearns, to provide research and analysts' reports.

         In the first quarter of 2000, we obtained regulatory approval to launch our proposed wholesale trading operations. We make markets in a number of securities and also execute trades for institutional and high net worth investors. These trading operations are based in our Ft. Lauderdale, Florida office and we presently make a market in approximately 500 securities.

         In the last quarter of 1999, we expanded our operations to include money management services by establishing a private investment fund, GBI 1500 Focus Fund, L.P. Our wholly-owned subsidiary, GBI Fund Management Corp., is the general partner of this fund.

         We are currently expanding our operations through the use of the Internet, including plans to offer to customers online brokerage services and research as well as the ability to conduct public offerings of securities over the Internet. In January 2000 we hired a chief internet strategist to develop our internet capabilities.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

MARKET FLUCTUATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. In the event of a market downturn, our business could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

POSSIBLE DECLINE IN REVENUES FROM COMMISSIONS IN A MARKET DOWNTURN.

         A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

WE MAY INCUR SIGNIFICANT LOSSES FROM TRADING AND INVESTMENT ACTIVITIES DUE TO MARKET FLUCTUATIONS AND VOLATILITY.

         We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e. have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

INVESTMENT   BANKING   REVENUES  MAY  DECLINE  IN  ADVERSE  MARKET  OR  ECONOMIC
CONDITIONS.

         Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.

OUR RISK MANAGEMENT POLICIES AND PROCEDURES MAY LEAVE US EXPOSED TO UNIDENTIFIED OR UNANTICIPATED RISK.

         Our policies and procedures to identify, monitor and manage risks may not be fully effective. Some methods of managing risk are based upon the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by us. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

         We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk.

CREDIT RISK EXPOSES US TO LOSSES CAUSED BY FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES.

         We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations to us could adversely affect our revenue and perhaps our ability to borrow in the credit markets.

WE MAY HAVE DIFFICULTY EFFECTIVELY MANAGING OUR GROWTH.

         Over the past several years, we have experienced significant growth in our business activities and the number of our employees. We expect our business to continue to grow. Such growth will require increased investments in management personnel, financial and management systems and controls, and facilities, which, in the absence of parallel revenue growth, of which there can be no assurance, would cause our operating margins to decline from current levels. In addition, as is common in the securities industry, we will continue to be highly dependent on the effective and reliable operation of our communications and information systems. We believe that our current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect our ability to manage growth.

WE DEPEND ON FIVE KEY EMPLOYEES AND THE LOSS OF ANY OF THEIR SERVICES COULD HARM OUR BUSINESS.

         Our success depends on several key employees. The loss of any key employee could materially and adversely affect us. Although we have entered into five-year employment agreements with Joseph Berland, Richard Rosenstock, Mark Zeitchick, Vincent Mangone and David Thalheim, these agreements may be terminated by these employees upon 30 days' notice. Each of those employees is entitled to participate in our Bonus Plan, is entitled to receive additional compensation through our Special Performance Plan and has been granted options to purchase 100,000 shares of our Common Stock through the 1999 Performance Equity Plan. In addition, while these employment agreements contain various incentives, as well as nonsolicitation provisions in our favor, these provisions may be insufficient to retain any or all of these persons in our employ in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price were to decline or fail to appreciate sufficiently to be a competitive source of a portion of professional compensation. We do not maintain and we do not intend to obtain key man insurance on the lives of any of these employees.

WE FACE SIGNIFICANT COMPETITION FOR PROFESSIONAL EMPLOYEES.

         From time to time, individuals we employ may choose to leave us to pursue other opportunities and we have experienced losses of research, investment banking and sales and trading professionals. The level of competition for key personnel remains intense. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research, or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

WE CURRENTLY DO NOT HAVE INTERNET BROKERAGE SERVICE CAPABILITY.

         Recently, a growing number of brokerage firms, including firms with substantially more name recognition and financial and other resources than us, have offered internet brokerage services to their customers in response to increased customer demand for such services. While we intend to offer internet brokerage services, there can be no assurance that we will be able to offer internet brokerage services that will appeal to its current or prospective customers or that any internet brokerage services conducted in the future by us will be profitable. Our failure to commence internet brokerage services in the near future or to attract customers to any internet brokerage services that we commence could have a material adverse effect on our business.

WE RELY VERY HEAVILY ON OUR CLEARING BROKER, BEAR STEARNS SECURITIES CORP. AND TERMINATION OF OUR AGREEMENT WITH IT COULD DISRUPT OUR BUSINESS.

         Bear Stearns Securities Corp. acts as our clearing broker. It processes all securities transactions and maintains customer accounts on a fee basis for our account and for the accounts of our clients. It also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. We depend upon the operational capacity and ability of Bear Stearns Securities Corp. for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If our clearing agreement was terminated for any reason, it could disrupt our business since we would find it necessary to engage another clearing firm.

OUR CLEARING BROKER EXTENDS CREDIT TO OUR CLIENTS AND WE ARE LIABLE IF OUR CLIENTS DO NOT PAY.

         We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by our clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, our clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing broker for losses it incurs while extending credit to our clients.

EMPLOYEE MISCONDUCT COULD HARM US AND IS DIFFICULT TO DETECT AND DETER.

         We run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. The precautions we take to prevent and detect this activity may not be effective to deter or prevent misconduct.

WE ARE CURRENTLY SUBJECT TO EXTENSIVE SECURITIES REGULATION, AND THE FAILURE TO COMPLY COULD SUBJECT US TO PENALTIES OR SANCTIONS.

         The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations ("SROs"), including the NASD and the MSRB.

         We are registered as a broker-dealer with the SEC, are a member firm of the NASD and are a broker-dealer in every state in the United States, the District of Columbia and Puerto Rico. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Much of the regulation of broker-dealers has been delegated to SROs, principally the NASD Regulation, Inc., the regulatory arm of the NASD, which has been designated by the SEC as our primary regulatory agency. NASD Regulation adopts rules, which are subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations.

         Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. In the event of noncompliance by us with an applicable regulation, governmental regulators and self-regulatory organizations may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any such penalties or other sanctions on us could have a material adverse effect on our operating results and financial condition.

         The regulatory environment is also subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD SUBJECT US TO SUSPENSION OR REVOCATION BY THE SEC OR SUSPENSION OR EXPULSION BY THE NASD.

         We are  subject  to the SEC's net  capital  rule,  which  requires  the maintenance of minimum net capital. We compute our net capital under the aggregate indebtedness method permitted by the net capital rule, which requires that we maintain minimum net capital which is the greater of 6-2/3% of aggregate indebtedness (as defined in the net capital rule) or $100,000, or an amount determinable based on the market price and number of securities in which we are a market-maker, not to exceed $1,000,000. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash, and the regulations require a conservative perspective of other assets such as a broker-dealer's position in securities. The requirements of the net capital rule provide that a broker-dealer shall maintain a certain minimum level of net capital and a certain ratio of net capital to aggregate indebtedness. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities, and limits the ability of securities firms to pay dividends or make payments on certain indebtedness, e.g., subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. The NASD may enter the offices of a broker-dealer at any time, without notice, and calculate such firm's net capital. In the event such calculation reveals a deficiency in net capital, the NASD may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. There can be no assurance that we will be able to maintain adequate net capital, or that our net capital will not fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.

RISK OF LOSSES ASSOCIATED WITH SECURITIES LAWS VIOLATIONS AND LITIGATION.

         Many aspects of our business will involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seeks substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, such smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits, or no such insurance, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller companies' securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

         We have been named as a defendant in a class action lawsuit relating to a secondary public offering of Mitcham Industries, Inc. in which we served as an underwriter along with Jefferies & Company, Inc. and Rauscher Pierce Refsnes, Inc. That offering involved the sale of approximately $35,000,000 in securities, however, the amount of damages claimed is undeterminable at this time. We, along with the other underwriters, have been indemnified by Mitcham pursuant to an underwriting agreement executed in connection with that offering. However, that indemnification is subject to certain qualifications, reservations and limitations as provided in that underwriting agreement. In September 1999 the underwriter defendants' (including ours) motion to dismiss was granted. The plaintiffs subsequently filed an amended complaint and we have again moved to dismiss the complaint. That motion is pending. If the plaintiffs in this class action were to successfully prosecute their claims against us or if we were to settle such suits by making significant payments to the plaintiffs, and, for any reason the aforesaid indemnification were not available to us, our operating results and financial condition would be materially adversely affected. Additional securities class action lawsuits naming us as a defendant may be filed from time to time in the future, particularly if we increase our level of activity in underwriting transactions.

         In the normal course of business, we have been, and continue to be the subject of numerous civil actions and arbitrations arising out of customers complaints relating to our activities as a broker-dealer in securities, as an employer and as a result of other business activities. In general, the cases involve various allegations that our employees had mishandled customer accounts. At March 31, 2000, the total amount sought from us in pending and threatened claims is approximately $14,859,277 not including the class action lawsuit described above. It is our opinion, based upon historical experience and the reserves established by us, that the resolution of the claims presently pending will not have a material adverse effect on our financial condition.

         On or about June 30, 1999, we entered into a consent order with the State of Connecticut, Department of Banking, without admitting or denying any substantive acts or violations, in which we agreed, among other things, that we would hire a consultant to review our supervisory and employee procedures and make written recommendations for implementation of additional procedures to insure compliance with securities laws. For two years we must submit periodic reports to the relevant government agency describing any securities-related complaints involving Connecticut residents and initiated against us or against any of our officers, directors or employees. Also, for two years we are required to limit our brokerage activities in the State of Connecticut to securities listed on the New York Stock Exchange, the American Stock Exchange, and/or the Nasdaq National Market, corporate debt securities, municipal securities, securities issued by investment companies subject to regulation under the Investment Company Act of 1940, United States securities and insurance products subject to regulation by the Connecticut Insurance Commissioner. Such limitations do not apply to accounts established prior to April 15, 1999 or to accounts of "accredited investors," as defined under the Securities Act. We paid a $20,000 administrative penalty, $5,000 to reimburse state costs and $5,000 to that state's Investor Education Fund. Lastly, we must also pay the costs of one or more examinations to be conducted by the relevant government agency within twenty-four months following entry of the consent order, which cost will not exceed $2,500. If we fail to comply with the consent order, we will be subject to a fine of $15,000 and to the revocation of our broker-dealer registration in Connecticut.

A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK IS HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS, WHO CAN SIGNIFICANTLY INFLUENCE ALL ACTIONS BY OUR COMPANY REQUIRING A VOTE OF OUR STOCKHOLDERS.

         Our directors and executive officers own approximately 58.4% of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of the directors of our company and all other matters that are put to a vote of our stockholders and otherwise generally control our company's affairs and operations.

WE MAY ISSUE PREFERRED STOCK WITH PREFERENTIAL RIGHTS WHICH MAY ADVERSELY AFFECT YOUR RIGHTS.

         The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of "blank check" preferred stock, and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further stockholder approval. To date, we have not issued any shares of preferred stock.

FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive $120,000 from the exercise by certain selling stockholders of their options if they are all exercised. If received, these proceeds will be used for working capital.

                              SELLING STOCKHOLDERS

         The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of May 24, 2000 and as adjusted to give effect to the sale of all of the shares offered hereby. See "Plan of Distribution." Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under this rule, each selling stockholder is deemed to own beneficially the number of shares issuable upon exercise of warrants or options it holds that are exercisable within 60 days from the date of this prospectus. For purposes of presentation, it is assumed that the selling stockholders will exercise all of the options and then resell all of the shares received as a consequence of such exercise. Unless otherwise indicated, each of the selling stockholders possesses sole voting and investment power with respect to the securities shown.




                                             Shares Beneficially                               Shares Beneficially
                                                  Owned                                            Owned
                                              BEFORE OFFERING                                  AFTER OFFERING
                                             -------------------                               ----------------

                                                                          Number           Number
                                     Number of                          of Shares            of
NAME                                  SHARES          PERCENTAGE         OFFERED           SHARES          PERCENTAGE
----                                 --------         ----------         --------         -------          ----------
Harter Financial, Inc.                150,000            *               150,000            -0-               -0-
BENJAMIN D. PELTON                     20,000(1)         *                20,000            -0-               -0-
STEVEN A. ROSEN                        20,000(1)         *                20,000            -0-               -0-

* Less than 1%

         (1)      Includes 20,000 shares issuable upon exercise of option.

         On August 24, 1999, Harter Financial, Inc. was issued 150,000 shares of our common stock in consideration of providing consulting services to us in connection with the merger among us, FHGB Acquisition Corporation, and Gaines Berland.

         On December 13, 1999, we granted options to purchase 20,000 shares of common stock to each of Benjamin D. Pelton and Steven A. Rosen. Messrs. Pelton and Rosen are both independent directors who were elected to their positions upon completion of our merger with Gaines Berland on August 24, 1999. The options were granted under our 1999 Performance Equity Plan and we received no cash consideration in connection with their grant. Both options are immediately exercisable in full at an exercise price of $3.00 per share. These options expire on December 12, 2009.

                              PLAN OF DISTRIBUTION

         The shares offered by the selling stockholders may be sold from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of these methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholders. None of the selling stockholders have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. The selling stockholders and any broker-dealer that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be the selling stockholders for purposes hereof.

         We are incurring all costs, expenses and fees incurred in registering the shares offered hereby. The selling stockholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Mollen & Miller.

                                     EXPERTS

         Our consolidated financial statement as of August 24, 1999 and August 31, 1998 and for the period September 1, 1998 to August 24, 1999 and for the year ended August 31, 1998, have been included in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing. Our consolidated financial statements as of August 31, 1997 and for the year then ended have been included in the registration statement upon the report of Lerner & Sipkin, CPAs, LLP, independent certified public accountants, appearing in the registration statement, upon the authority of this firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

         o Annual Report on Forms 10-K and 10-K/A for the fiscal year ended August 24, 1999;

         o Quarterly Reports on Form 10-Q for the transition period from August 25, 1999 to September 30, 1999 and for the fiscal quarters ended December 31, 1999 and March 31, 2000;

         o Form 8-A filed April 5, 2000, registering our common stock, under Section 12(b) of the Securities Exchange Act of 1934, as amended.
                                       12

         Potential investors may obtain a copy of any of our SEC filings without charge by written or oral request directed to GBI Capital Management Corp.,
Attention:  Investor Relations,  1055 Stewart Avenue,  Bethpage, New York 11714,
(516) 470-1000.

                                     PART II

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  estimated   expenses   payable  by  us  in  connection   with  the
distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.......................$          150.48
Legal Fees and Expenses...............................        15,000.00
Accounting Fees and Expenses..........................         3,000.00
Printing..............................................           500.00
Miscellaneous.........................................          1349.52

          TOTAL.......................................$       20,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent that we indemnify our management for liabilities  arising
under   securities   laws,   we  have  been   informed  by  the  SEC  that  this
indemnification is against public policy and is therefore unenforceable.

ITEM 16.          EXHIBITS

                                                 Incorporated
                                                By Reference
Exhibit                                             from       No. in
NUMBER   DESCRIPTION                              DOCUMENT    DOCUMENT    PAGE
------   -----------                              --------    --------    ----
2.1      Agreement and Plan of Merger, dated May    A           2.1
         27, 1999

4.2      Form of Stock Option Agreement, dated      --           --       Filed
         December 13, 1999, issued to Benjamin                          Herewith
         Pelton and Steven A. Rosen

5.1      Opinion of Graubard Mollen & Miller        --           --       Filed
                                                                        Herewith

23.1     Consent of Goldstein Golub Kessler LLP     --           --       Filed
                                                                        Herewith

23.2    Consent of Lerner & Sipkin, CPAs, LLP       --           --       Filed
                                                                        Herewith

23.3    Consent of Graubard Mollen & Miller         --           --
        (included in Exhibit 5.1)

24.1    Power of Attorney (included on signature    --           --
        page of this Registration Statement)

---------------------
A.       Registrant's Form 10-QSB filed on August 16, 1999.

ITEM 17.          UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         B. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         C. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Bethpage, New York on May 26, 2000.

                                              GBI CAPITAL MANAGEMENT CORP.
                                              (Registrant)

                                              BY: /S/ JOSEPH BERLAND
                                              --------------------------
                                              Name:   Joseph Berland
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Berland and Richard J. Rosenstock, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                  TITLE                  DATE

/S/ JOSEPH BERLAND                  Chairman of the Board
_____________________               and Chief Executive Officer    May 26, 2000
Joseph Berland

/S/ DIANE CHILLEMI                  Chief Financial Officer
_____________________               (and Principal Accounting
Diane Chillemi                      Officer)                       May 26, 2000

/S/ VINCENT MANGONE                 Director                       May 26, 2000
____________________
Vincent Mangone

/S/ BENJAMIN PELTON                 Director                       May 26, 2000
____________________
Benjamin Pelton

/S/ STEVEN A. ROSEN                 Director                       May 26, 2000
____________________
Steven A. Rosen

/S/ RICHARD J. ROSENSTOCK           Director                       May 26, 2000
_________________________
Richard J. Rosenstock

MARK ZEITCHICK                      Director                       May 26, 2000
___________________________
Mark Zeitchick